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                                                  EXHIBIT 23.1

The Board of Directors
Advanced Communications Group, Inc.:


The audits referred to in our report dated February 10, 1999, included the related financial statement schedule as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1997, and for the period from inception (June 6, 1996) through December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP


St. Louis, Missouri
February ___, 1999